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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                                 FORM 8-K
                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

                              April 20, 2005
             Date of Report (Date of earliest event reported)

                           HAROLD'S STORES, INC.
          (Exact name of registrant as specified in its charter)

                                 Oklahoma
              (State or other jurisdiction of incorporation)
             001-10892                             73-1308796
     (Commission File Number)          (IRS Employer Identification No.)

         5919 Maple Avenue                           75235
           Dallas, Texas                           (Zip Code)
  (Address of principal executive
             offices)

                              (214) 366-0600
           (Registrant's telephone number, including area code)

                              Not Applicable
       (Former name or former address, if changed since last report)





Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [ Written communications pursuant to Rule 425 under the ] Securities Act (17 CFR 230.425)


 [   Soliciting material pursuant to Rule 14a-12 under the
 ]  Exchange Act (17 CFR 240.14a-12)


 [   Pre-commencement communications pursuant to Rule 14d-2(b) under
 ]  the Exchange Act (17 CFR 240.14d-2(b))


 [   Pre-commencement communications pursuant to Rule 13e-4(c) under
 ]  the Exchange Act (17 CFR 240.13e-4(c))













Item 2.02. Results of Operations and Financial Condition.

On April 25, 2005, Harold's Stores, Inc. (the "Company") issued a press release announcing a restatement of its consolidated financial statements and a change in its unaudited results of operations for the fourth quarter and year ended January 29, 2005, which were previously announced on March 8, 2005. A copy of the press release is attached hereto as Exhibit 99.1.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As a result of the February 7, 2005 letter from the Office of the Chief Accountant of the Securities and Exchange Commission to the American
Institute of Certified Public Accountants which clarified existing generally accepted accounting principles applicable to leases, and after discussions with its Audit Committee and independent registered public accounting firm, Ernst & Young LLP, the Company has re-evaluated its lease accounting practices. Like many other retail companies, the Company will correct the way it accounts for leases, specifically the accounting for construction allowances and rent holidays.

Management and the Audit Committee of the Board of Directors of the Company concluded on April 20, 2005 that the Company's previously reported financial results will be restated to correct its accounting for leases.
Accordingly, such previously filed financial statements and the related independent auditors' reports should no longer be relied upon. Management and the Audit Committee discussed these matters with Ernst & Young LLP.

The Company believes the earnings impact of these changes is not material to any given period. Compared to the Company's results previously announced on March 8, 2005, these changes resulted in an increase to gross profit of approximately $265,000, an increase to depreciation expense of approximately $251,000, an increase to net earnings of approximately $14,000 and no change to earnings per share for the fourth quarter of the Company's January 29, 2005 income statement. Compared to the Company's results previously announced on March 8, 2005, these changes resulted in an increase to gross profit of approximately $1.1 million, an increase to depreciation expense of approximately $1.0 million, an increase to net earnings of approximately $58,000 and an increase to earnings per share of $0.01 for the Company's year-to-date January 29, 2005 income statement.
  The primary impact of these changes on the Company's January 29, 2005 balance sheet is an increase to property and equipment of approximately
$4.8 million, as well as a corresponding increase to a deferred rent liability of approximately $5.3 million. The primary impact of these changes on the Company's January 31, 2004 balance sheet is an increase to property and equipment of approximately $5.6 million, as well as a corresponding increase to a deferred rent liability of approximately $6.1 million. The primary impact of these changes on the Company's January 31, 2004 income statement is an increase to gross profit of approximately $3.4 million, an increase to depreciation expense of approximately $2.9 million, an increase to net earnings of approximately $0.5 million and an increase to earnings per share of $0.08. The primary impact of these changes on the Company's February 1, 2003 income statement is an increase to gross profit of approximately $2.4 million, an increase to depreciation expense of approximately $1.9 million, an increase to net earnings of approximately $0.5 million and an increase to earnings per share of $0.07.

Historically, the Company has recognized straight-line rent expense for leases beginning on the store opening date. This had the effect of excluding the build-out period of its stores from the calculation of the period over which it expenses rent and recognizes construction allowances. The Company is now changing this practice to include the build-out period in our calculations of rent expense and construction allowance amortization.

Additionally, the Company is changing its classification of construction allowances on its consolidated financial statements to record them as deferred liabilities, which will be amortized as a reduction to rent expense. Furthermore, construction allowances will be presented within operating activities on its consolidated statements of cash flows. Historically, construction allowances have been classified on the Company's consolidated balance sheets as a reduction of property and equipment and the related amortization has been classified as a reduction to depreciation and amortization expense (over the lesser of the useful life or the life of the lease) on the consolidated statements of operations. The Company's consolidated statements of cash flows have historically reflected construction allowances as a reduction of capital expenditures within investing activities.

The Company will file its restated financial statements within its 2004 Form 10-K filing as well as its future 2005 Form 10-Q filings.




Item 9.01. Financial Statements and Exhibits


(c)
Exhibit
s

Exhibit Description
No.
 99.1 Press release dated April 25, 2005 announcing a restatement of the Company's consolidated financial statements and a change to its unaudited fourth quarter and 2004 financial results






                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                      HAROLD'S STORES, INC.


Dated: April 25, 2005                 By:        /s/ Jodi L. Taylor
                                      Name:      Jodi L. Taylor
                                                 Chief Financial
                                              Officer and
                                                  Chief Accounting
                                              Officer







                               EXHIBIT INDEX



Exhibit Description
Number




 99.1 Press release dated April 25, 2005 announcing a restatement of the Company's consolidated financial statements and a change to its unaudited fourth quarter and 2004 financial results